BACCHUS LAW GROUP	1511 West 40th Avenue
Corporate & Securities Law	Vancouver, BC V6M 1V7
Tel 604.732.4804
Fax 604.408.5177

June 21, 2006

Board of Directors
Novori Inc.
Suite 204B, 9648 - 128th Street
Surrey BC V3T 2X9
Canada

Dear Sirs/Mesdames,

Re:	Novori Inc.
Registration Statement on Form SB-2

You have requested my opinion as to the legality of the issuance by Novori Inc. (the "Company") of 3,323,625 shares of Common Stock (the "Shares"). The Shares are the subject of the Registration Statement on Form SB-2/A (the "Registration Statement") to be filed on or about June 20, 2006.

Pursuant to your request I have reviewed and examined: (1) the Articles of Incorporation of the Company, as amended; (2) the Bylaws of the Company; (3) the minute book of the Company; (4) copies of certain resolutions of the Board of Directors of the Company; (5) the Registration Statement; and (6) such other matters as I have deemed relevant in order to form my opinion.

In my examination of the above described documents, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives.

Based upon the foregoing I am of the opinion that pursuant to the statutes and constitution of the State of Delaware and reported decisions interpreting those laws, the 3,123,625 Shares of the Company previously issued to the selling shareholders described in the Registration Statement were legally issued, fully paid, and non-assessable and when sold, will be legally issued, fully paid, and non-assessable, and the 200,000 Shares of the Company underlying the convertible note described in the Registration Statement, once issued, will be legally issued, fully paid, and non-assessable, and when sold will be legally issued, fully paid, and non-assessable.

I hereby consent to being named in the Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Please do not hesitate to contact me if you have any questions or comments.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny O. Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC